EXHIBIT 99.1
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                               News Release

                                 LANDAUER

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                          LANDAUER, INC. REPORTS
                           THIRD QUARTER RESULTS

              Higher Revenues Driven by International Sales;
    Impairment Charge, Investments in Long-term Growth Reduce Earnings


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311

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GLENWOOD, ILL. -- JULY 31, 2007 -- LANDAUER, INC. (NYSE:  LDR), a
recognized leader in personal and environmental radiation monitoring, today reported its revenue and net income for the three and nine months ended June 30, 2007.


THIRD QUARTER 2007 HIGHLIGHTS

..     Revenue grew 5 percent over the prior year's quarter to $20.6 million on increased international sales, fueled by higher volume in most regions and favorable exchange rates.

..     Cost improvement plan initiated in early 2006 contributed to an increase in gross profit of $1.5 million, or 12 percent over the prior-year quarter.

..     $2.4 million ($1.4 million after-tax) charge recorded for impairment and accelerated depreciation of information technology assets led to lower earnings.

..     Earnings per diluted share were $0.57 after giving effect to charge.

..     Management reiterates fiscal 2007 guidance of 4-5 percent growth for both revenue and earnings before charges.

"We continued to experience strong markets for our products and services overseas, as well as the benefits from favorable currency translation," said Bill Saxelby, president and chief executive officer. "A full year of the cost improvement program led to a significant increase in our gross margin versus last year. These catalysts are allowing us to invest in the re-engineering of our business processes and the transformation of our customer facing systems. During the quarter, we completed the technical design of our new system and the evaluation of how the solution will be integrated into our existing infrastructure. This allowed us to determine which legacy assets had continuing value, and which were subject to an impairment charge or accelerated depreciation. Also we expanded our sales and marketing focus, under the direction of a new vice president. While these actions reduced near-term earnings, they reflect our willingness to invest in long-term growth."


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       Landauer, Inc. 2 Science Road  Glenwood, Illinois 60425-1586
    Telephone:  708-755-7000     Fax: 708-755-7011     landauerinc.com


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INTERNATIONAL EXPANSION CONTINUES TO FUEL REVENUES
FOR THE THREE AND NINE MONTHS

Revenues for the third quarter of fiscal 2007 were $20.6 million, a 5 percent increase compared with $19.6 million at this time last year. Domestic revenue was flat while international revenue increased 24 percent, or $909,000, driven by strong growth in all regions, the addition of an Australian venture and the impact of favorable currency translation.

Cost of sales declined 8 percent from the same quarter last year, benefiting from the profit improvement program initiated in the second quarter of fiscal 2006. As a result, the gross profit margin expanded to 68 percent from 64 percent in the year-ago period. Selling, general and administrative expenses for the third quarter grew 32 percent versus the same quarter last year. The increase was driven primarily by approximately $500,000 of spending to re-engineer business processes and to replace the company's IT systems that support customer relationship management and the order-to-cash cycle. Other factors contributing to the increase included international spending to support growth, the impact of foreign currency exchange, higher expenses for salary and benefits related to staff additions, and increased professional fees.

As part of the IT initiative announced earlier this year, management completed the technical design phase of the project and the resulting final evaluation of the usefulness of investments made in legacy information systems' hardware and software. As previously disclosed, these assets had a net book value of approximately $4.6 million. Of these assets, $3.5 million were determined to be either impaired or subject to accelerated depreciation. This resulted in a third quarter charge of $2.4 million ($1.4 million, after-tax), of which $2.2 million was for impaired assets.

Net income for the most recent quarter was $3.9 million, compared with $5.1 million a year ago. Earnings per diluted share for the three months were $0.42 versus $0.56 in 2006. After giving effect to the asset impairment and accelerated depreciation charge, net income for the quarter was $5.3 million, or $0.57 per diluted share.

For the nine months ended on June 30, 2007, revenues increased 6 percent to $62.4 million versus $58.9 million at this time last year, also reflecting higher international sales. The gross profit margin improved to 67 percent versus 63 percent for last year's nine months. Costs and expenses for the first nine months of fiscal 2007 increased $3.7 million, or 10 percent, primarily due to the factors discussed above. Year-to-date net income was $14.7 million, a 2 percent increase over prior year. Earnings per diluted share were $1.60 compared with $1.58 for the same period a year ago. After giving effect to the asset impairment and accelerated depreciation charge year-to-date net income was $16.1 million, or $1.75 per diluted share.


FINANCIAL POSITION REMAINS STRONG

Total assets at June 30, 2007, were $97.4 million, up 8 percent from the prior year, including $19.0 million in working capital and $18.2 million in cash. Landauer continued to be debt free. Cash provided by operating activities compared with the prior year increased 7 percent to $19.1 million for the year-to-date.









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OUTLOOK FOR THE FOURTH QUARTER AND YEAR

"We continue to expect that revenues for fiscal 2007 will grow by 4-5 percent," explained Saxelby. "However, investments in our information systems initiative will accelerate in the coming quarter. In addition, we will record approximately $500,000 of additional depreciation in the fourth quarter from accelerating the depreciation of certain IT assets. As a result, we believe earnings for fiscal 2007 - including these charges - will be flat with 2006, when we reported revenues of $79.0 million, net income of $19.0 million, and diluted earnings per share of $2.09. Last year's results included $1.0 million in after-tax reorganization and management transition charges. Excluding the impairment and accelerated depreciation charges, earnings are currently expected to grow 4-5 percent, consistent with prior guidance.

"We are excited about the important advances we continue to make on our three management priorities: improving the profitability of our base business, expanding global InLight sales, and sharpening our internal focus by finding opportunities to enhance our market position and generate an even higher return on capital. The investments we've made this year in systems and sales and marketing resources are important pieces that help lay the critical foundation for Landauer's long-term success," concluded Saxelby.


CONFERENCE CALL DETAILS

The company will host a conference call for investors today, Tuesday, July 31, at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the third quarter results. To participate, please dial 800-811-8824 about 10 minutes before the presentation. To listen to a webcast, please visit the "Investors" page on the company's Web site at www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available on the site for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.















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LANDAUER, INC.
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SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the sections titled "Third Quarter 2007 Highlights" and "Outlook for the Fourth Quarter and Year") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence
(OSL) technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Significant Risk Factors"
section in the company's Annual Report on Form 10-K for the year ended September 30, 2006, and other reports filed by the company from time to time with the Securities and Exchange Commission.



                          FINANCIAL TABLES FOLLOW






























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                  SUMMARY CONSOLIDATED INCOME STATEMENTS
         (unaudited, amounts in thousands, except per share data)


                              Three months ended     Nine months ended
                                    June 30,              June 30,
                              -------------------   -------------------
                                2007       2006       2007       2006
                              --------   --------   --------   --------

Net Revenues                  $ 20,589   $ 19,591   $ 62,382   $ 58,859

Costs and expenses:
  Cost of sales                  6,596      7,142     20,817     22,061
  Selling, general and
    administrative               6,164      4,687     17,483     14,342
  Impairment and accelerated
    depreciation charges         2,357          -      2,357          -
  Reorganization charge              -          -          -        600
                              --------   --------   --------   --------
                                15,117     11,829     40,657     37,003
                              --------   --------   --------   --------

Operating income                 5,472      7,762     21,725     21,856

Other income, net                  649        428      1,701      1,304
                              --------   --------   --------   --------

Income before income taxes
  and minority interest          6,121      8,190     23,426     23,160
Income taxes                     2,193      3,019      8,652      8,652
                              --------   --------   --------   --------

Income before minority
  interest                       3,928      5,171     14,774     14,508
Minority interest therein           21         50         68        132
                              --------   --------   --------   --------

Net income                    $  3,907   $  5,121   $ 14,706   $ 14,376
                              ========   ========   ========   ========

Net income per common share:

    Basic                     $   0.43   $   0.57   $   1.61   $   1.59
                              ========   ========   ========   ========
    Average shares
      outstanding                9,146      9,048      9,116      9,025
                              ========   ========   ========   ========

    Diluted                   $   0.42   $   0.56   $   1.60   $   1.58
                              ========   ========   ========   ========
    Average shares
      outstanding                9,208      9,104      9,186      9,098
                              ========   ========   ========   ========











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                    SUMMARY CONSOLIDATED BALANCE SHEETS
                     (unaudited; amounts in thousands)


                                              June 30,    September 30,
                                                2007         2006
                                              --------    -------------
ASSETS
Current Assets:
  Cash and cash equivalents                   $ 18,154         $ 15,420
  Receivables, net of reserves                  21,866           20,284
  Other current assets                           8,447            6,273
                                              --------         --------
Total current assets                            48,467           41,977
                                              --------         --------
Net property, plant and equipment               16,131           16,416
Equity in joint venture                          4,360            3,980
Goodwill and other intangible assets,
  net of amortization                           19,385           19,650
Other operating assets, net of amortization      5,720            6,502
Deferred income taxes                            2,247            1,222
Other assets                                     1,127              927
                                              --------         --------
TOTAL ASSETS                                  $ 97,437         $ 90,674
                                              ========         ========

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable                            $  1,702         $  1,439
  Notes payable                                      -            1,649
  Dividends payable                              4,368            4,092
  Deferred revenue                              14,782           13,761
  Other current liabilities                      8,793            7,488
                                              --------         --------
Total current liabilities                       29,645           28,429
                                              --------         --------
Non-current Liabilities:
  Pension and postretirement liabilities         8,778            8,348
                                              --------         --------
Total non-current liabilities                    8,778            8,348
Minority interest in subsidiary                    193              198
Stockholders' investment                        58,821           53,699
                                              --------         --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT                    $ 97,437         $ 90,674
                                              ========         ========



















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